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                              CERTIFICATE OF MERGER

                                       of

                          TRANSNATIONAL RE CORPORATION
                             A Delaware Corporation

                                      INTO

                                PXRE CORPORATION
                             A Delaware Corporation

                        Pursuant to Section 251(c) of the
                        Delaware General Corporation Law

               PXRE Corporation, a Delaware corporation, which desires to merge (the "Merger") with Transnational Re Corporation, a Delaware corporation, hereby certifies as follows:

               FIRST: The name and state of incorporation of each of the constituent corporations (the "Constituent Corporations") in the Merger is as follows:

              Name                                        State of Incorporation
              ----                                        ----------------------
       Transnational Re Corporation                              Delaware
       PXRE Corporation                                          Delaware

               SECOND: The Agreement and Plan of Merger dated as of August 22, 1996, as amended by Amendment No. 1 dated as of September 27, 1996 and Amendment No. 2 dated as of October 24, 1996, between Transnational Re Corporation, a Delaware corporation, and PXRE Corporation, a Delaware corporation (the "Merger Agreement"), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of
Section 251 of the Delaware General Corporation Law.

               THIRD: The Surviving Corporation shall be PXRE Corporation, a Delaware corporation (the "Surviving Corporation").

               FOURTH: The Certificate of Incorporation of PXRE Corporation, as in effect immediately prior to the effective time of the Merger, shall be the certificate of incorporation of the Surviving Corporation.

               FIFTH: The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation. The address of the principal place of business of the Surviving Corporation is 399 Thornall Street, Fourteenth Floor, Edison, New Jersey 08837.




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               SIXTH:  A copy of the Merger  Agreement  will be furnished by the
Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

               SEVENTH: The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

               IN WITNESS WHEREOF, PXRE Corporation, a Delaware corporation, has caused this Certificate of Merger to be signed by its Chairman of the Board, President and Chief Executive Officer, as of this 11th day of December, 1996.

                                PXRE CORPORATION

                                By:  /s/ Gerald L. Radke
                                    ---------------------------------
                                     Name:  Gerald L. Radke
                                     Title: Chairman of the Board, President
                                            and Chief Executive Officer

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